Exhibit 99.1

For more information contact: Investor Relations Markel Corporation 804-747-0136 investorrelations@markel.com

FOR IMMEDIATE RELEASE

MARKEL ANNOUNCES ANY AND ALL CASH TENDER OFFERS FOR CERTAIN SENIOR NOTES

Richmond, VA, September 12, 2019 ---

Markel Corporation (NYSE:MKL) (“Markel”) announced today that Markel and its wholly-owned subsidiary, Alterra Finance LLC (“Alterra”), have commenced cash tender offers (the “Tender Offer”) for any and all of their respective series of senior notes listed in the table below (the “Notes”).

Title of Security	CUSIP Number/ISIN	Issuer/ Obligor	Principal Amount Outstanding	Reference Treasury Security	Bloomberg Reference Page (2)	Fixed Spread (basis points)
6.25% Senior Notes due 2020 (1)	02153LAA2/ US02153LAA26	Alterra	$350,000,000	2.75% UST due 9/30/2020	FIT4	+50
5.35% Senior Notes due 2021	570535AJ3/ US570535AJ39	Markel	$250,000,000	2.125% UST due 5/31/2021	FIT4	+35

(1)	The 2020 Notes are fully and unconditionally guaranteed by Markel.

(2)	The applicable page on Bloomberg from which the Dealer Managers will quote the bid-side prices of the applicable U.S. Treasury Security.

The Tender Offer is being made upon, and is subject to, the terms and conditions set forth in the Offer to Purchase dated September 12, 2019, and the related Letter of Transmittal and Notice of Guaranteed Delivery. The Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on September 18, 2019, unless extended or earlier terminated (such date and time, as the same may be extended, the “Expiration Time”). Holders must validly tender and not validly withdraw their Notes on or prior to the Expiration Time to be eligible to receive the applicable consideration. Holders who validly tender their Notes may validly withdraw their tendered Notes when and in the manner described in the Offer to Purchase.

The consideration paid in the Tender Offer for Notes of either series that are validly tendered and accepted for purchase will be determined in the manner described in the Offer to Purchase by reference to the applicable fixed spread over the yield based on the bid side price of the applicable U.S. Treasury Security, as specified in the table above for such series of Notes, as calculated by the Dealer Managers at 2:00 p.m. New York City time on September 18, 2019.

Payments for Notes purchased in the Tender Offer will include accrued and unpaid interest thereon from and including the applicable last interest payment date to, but not including, the settlement date for such Notes, which is expected to be September 23, 2019.

The Tender Offer is conditioned upon the satisfaction of certain conditions, including the receipt of net proceeds sufficient to fund the aggregate consideration for all Notes validly tendered and not validly withdrawn, from one or more debt capital markets issuances by Markel on terms reasonably satisfactory to Markel. Neither tender offer is conditioned upon any minimum amount of Notes being tendered or the consummation of the other tender offer. Each tender offer may be extended, amended, terminated, or withdrawn separately.

Assuming that one or more such debt capital markets issuances is completed, Markel and Alterra currently intend, but are not obligated, to issue on the settlement date for such debt capital markets issuances notices of redemption in respect of their Notes that are not purchased in the Tender Offer. This release does not constitute a notice of redemption, and any such notice, if issued, will be issued only in accordance with the provisions of the applicable indenture (as supplemented). There can be no assurance as to whether Markel or Alterra actually will implement any such redemption.

Markel has retained Wells Fargo Securities, LLC and Citigroup Global Markets Inc. as the Dealer Managers. Global Bondholder Services Corporation is the Information Agent and Depositary. For additional information regarding the terms of the Tender Offer, please contact: Wells Fargo Securities, LLC at (866) 309-6316 (toll-free) or (704) 410-4756 (collect) or Citigroup Global Markets Inc. at (800) 558-3745 (toll free) or (212) 723-6106 (collect). Requests for documents and questions regarding the tendering of securities may be directed to Global Bondholder Services Corporation by telephone at (212) 430-3774 (for banks and brokers only), (866) 924-2200 (for all others toll-free) or +001 (212) 430-3774 (international), by email at contact@gbsc-usa.com or to either Dealer Manager at its telephone number (toll-free or collect). Copies of the Offer to Purchase and related Letter of Transmittal and Notice of Guaranteed Delivery are available at http://www.gbsc-usa.com/Markel/.

This release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offer is being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

About Markel Corporation

Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company’s principal business markets and underwrites specialty insurance products. In each of the Company’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markel.com.

Note on Forward-Looking Statements
Certain statements in this release, including those describing the completion of the Tender Offer, the intended redemptions, and potential debt capital markets issuances, constitute forward-looking statements. These statements are not historical facts but instead represent only Markel’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside Markel’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed in the Offer to Purchase and throughout Markel’s periodic filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, including its Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

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